Exhibit 99.1

December 20, 2016

TransEnterix Announces Common Stock Purchase Agreement by Institutional Investor,
Lincoln Park Capital Fund, LLC

RESEARCH TRIANGLE PARK, N.C. – (BUSINESS WIRE) — TransEnterix, Inc. (NYSE MKT:TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, announced today that it has entered into a common stock purchase agreement (“Commitment”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), a Chicago-based institutional investor.

According to the terms and conditions of the Commitment, TransEnterix will have the right, in its sole discretion, to sell to Lincoln Park up to $25.0 million in shares of the Company’s common stock over a 36-month period. Any common stock sold to Lincoln Park will occur at a purchase price based on the Company’s prevailing market prices at the time of each sale to Lincoln Park. TransEnterix will control the timing and amount of any sales to Lincoln Park, and Lincoln Park will be obligated to make purchases in accordance with the stock purchase agreement. Proceeds will be used for general corporate purposes.

“The Company expects this Commitment to provide us with additional balance sheet strength and to help continue funding our Senhance regulatory and commercial efforts,” said Todd M. Pope, President and CEO at TransEnterix.

There are no upper limits on the price Lincoln Park may pay to purchase common stock from TransEnterix. No warrants, derivatives, financial or business covenants, or rights on future financings are associated with the Commitment, and Lincoln Park has agreed not to cause or engage in any direct or indirect short selling or hedging of the Company’s common stock. In consideration for entering into the Commitment, TransEnterix issued shares of common stock to Lincoln Park as a commitment fee and additional shares of common stock will be issued to Lincoln Park pro rata as shares of common stock are sold to Lincoln Park pursuant to the Commitment. The stock purchase agreement may be terminated by TransEnterix at any time, at its sole discretion, without any additional cost or penalty.

A more detailed description of the stock purchase agreement and the Commitment is set forth in the TransEnterix’s Current Report on Form 8-K as filed with the SEC on December 19, 2016, which the company encourages you to read.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the described offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About TransEnterix, Inc.

TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The company is focused on the commercialization of the Senhance™ Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The company is also developing the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform. The Senhance Surgical Robotic System has been granted a CE Mark but is not currently available for sale in the United States. For more information, visit the TransEnterix website at www.transenterix.com.

About Lincoln Park Capital Fund, LLC.

Lincoln Park is an institutional investor headquartered in Chicago, Illinois. Lincoln Park’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. Lincoln Park’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

Forward Looking Statements
This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the Commitment will provide the company with additional balance sheet strength as anticipated. For a discussion of the risks and uncertainties associated with TransEnterix’s business, including those related to the regulatory approval for and commercialization of our products, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 3, 2016, our most recent periodic report on Form 10-Q, and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For TransEnterix, Inc.
Investor Contact:
Mark Klausner, +1 443-213-0501
invest@transenterix.com

or
Media Contact:
(For EU) Conrad Harrington, +44 (0)20 3178 8914
(For US) Hannah Dunning, +1 415-618-8750
TransEnterix-SVC@sardverb.com